------                                                                                               -------------------------------
FORM 3                                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION                   OMB APPROVAL
                                                      Washington, D.C. 20549                         -------------------------------
------                                                                                               OMB Number:           3235-0104
                                                                                                     Expires:      December 31, 2000
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES       Estimated average burden
                                                                                                     hours per response..........0.5
                                                                                                     -------------------------------
(Print or
   Type      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
 Responses)             Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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
1. Name and Address of Reporting Person*  2. Date of Event      4.  Issuer Name
                                             Requiring              and Ticker
    Nelson       Barbara       H.            Statement:             or Trading Symbol
------------------------------------------   (Month/Day/Year)
    (Last)      (First)     (Middle)                                Quantum Corporation
                                              6/1/2000                DSS, HDD
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                                          3. I.R.S              5.  Relationship of            6. If Amendment, Date of
                                             Identification         Reporting Person(s)           Original (Month/Day/Year)
649 Hillcrest Way                            Number of              to Issuer
------------------------------------------   Reporting          (Check all applicable)         -------------------------------------
                (Street)                     Person, if an                                     7. Individual or
                                             entity (voluntary)  ---  Director    --- 10% Owner    Joint/Group Filing
                                                                  X   Officer     --- Other        (Check Applicable Line)
                                                                     (give title     (specify  X  Form filed by One Reporting Person
                                                                        below)         below)
                                                                                              --- Form filed by More than One
                                                                 President, DLT Tape Group        Reporting Person
Emerald Hills   California   94062                              ------------------------------
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    (City)      (State)     (Zip)

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                                                      Table I - Non-Derivative Securities Beneficially Owned
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1.  Title of Security                              2.  Amount of Securities     3. Ownership     4. Nature of Indirect Beneficial
    (Instr. 4)                                         Beneficially Owned          Form: Direct     Ownership (Instr. 5)
                                                       (Instr. 4)                  (D) or
                                                                                   Indirect (I)
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Common Stock - DSS                                     4,773                       D                n/a
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Common Stock - HDD                                     2,386                       D                n/a
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
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (OVER)
* If the form  is filed by  more than one reporting person,  see Instruction 5(b)(v).  Potential persons who
are respond to the collection of information  contained in  this  form  are not  required to  respond  unless        SEC 1473 (7-97)
the form displays a currently valid OMB control number.

FORM 3 (continued)
Table II -- Derivative  Securities  Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)
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
1.   Title of Derivative Security       2. Date Exer-   3. Title and Amount           4. Conver-      5. Owner-       6.  Nature of
     (Instr. 4)                            cisable and     of Securities                 sion or         ship             Indirect
                                           Expiration      Underlying Derivative         Exercise        Form of          Beneficial
                                           Date            Security (Instr. 4)           Price of        Deriv-           Ownership
                                          (Month/                                        Derivative      ative            (Instr. 5)
                                           Day/Year)                                     Security        Security:
                                        ----------------------------------------                         Direct
                                        Date     Expira-              Amount                             (D) or
                                        Exer-    tion       Title     or                                 Indirect
                                        cisable  Date                 Number of                          (I)
                                                                      Shares                             (Instr. 5)
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                        Equal monthly vesting            DSS-Common   18,096/18,096      $14.698311      D                n/a
Option D8421            over 4 years beginning  3/19/07       Stock
                        1/1/97
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                        Equal monthly vesting            DSS-Common   21,904/21,904      $14.698311      D                n/a
Option D8422            over 4 years beginning  3/19/07       Stock
                        1/1/97
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                        Equal monthly vesting            DSS-Common    1,668/1,668       $15.121284      D                n/a
Option D9238            over 4 years beginning  4/25/07       Stock
                        4/1/97
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                        Equal monthly vesting            DSS-Common   18,332/18,332      $15.121284      D                n/a
Option D9699            over 4 years beginning  4/25/07       Stock
                        4/1/97
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                        Equal monthly vesting            DSS-Common    3,162/3,162       $20.249831      D                n/a
Option D10326           over 4 years beginning  4/17/08       Stock
                        4/1/98
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                        Equal monthly vesting            DSS-Common    6,838/6,838       $20.249831      D                n/a
Option D10327           over 4 years beginning  4/17/08       Stock
                        4/1/98
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                        Equal monthly vesting            DSS-Common    3,415/3,415       $19.826858      D                n/a
Option D11946           over 4 years beginning   5/1/08       Stock
                        4/1/98
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                        Equal monthly vesting            DSS-Common   46,585/46,585      $19.826858      D                n/a
Option D11947           over 4 years beginning   5/1/08       Stock
                        4/1/98
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                        Equal monthly vesting            DSS-Common    1,667/1,667       $17.130405      D                n/a
Option D13337           over 4 years beginning  2/19/09       Stock
                        4/1/99
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                        Equal monthly vesting            DSS-Common   18,333/18,333      $17.130405      D                n/a
Option D14082           over 44 months          2/19/09       Stock
                        beginning 4/1/99
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                        Equal monthly vesting            DSS-Common    3,486/3,486       $16.072973      D                n/a
Option D14180           over 4 years beginning   6/4/09       Stock
                        4/1/99
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                        Equal monthly vesting            DSS-Common   51,514/51,514      $16.072973      D                n/a
Option D15906           over 4 years beginning   6/4/09       Stock
                        4/1/99
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                        Equal monthly vesting            DSS-Common  100,000/100,000      $8.687500      D                n/a
Option D17700           over 2 years beginning  1/11/10       Stock
                        1/1/00
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                        Equal monthly vesting            HDD-Common    9,048/9,048        $5.353378      D                n/a
Option H8421            over 4 years beginning  3/19/07       Stock
                        1/1/97
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                        Equal monthly vesting            HDD-Common   10,952/10,952       $5.353378      D                n/a
Option H8422            over 4 years beginning  3/19/07       Stock
                        1/1/97
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                        Equal monthly vesting            HDD-Common      834/834          $5.507432      D                n/a
Option H9238            over 4 years beginning  4/25/07       Stock
                        4/1/97
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                        Equal monthly vesting            HDD-Common    9,166/9,166        $5.507432      D                n/a
Option H9699            over 4 years beginning  4/25/07       Stock
                        4/1/97
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                        Equal monthly vesting            HDD-Common    1,581/1,581        $7.375338      D                n/a
Option H10326           over 4 years beginning  4/17/08       Stock
                        4/1/98
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                        Equal monthly vesting            HDD-Common    3,419/3,419        $7.375338      D                n/a
Option H10327           over 4 years beginning  4/17/08       Stock
                        4/1/98
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                        Equal monthly vesting            HDD-Common    1,708/1,708        $7.221284      D                n/a
Option H11946           over 4 years beginning   5/1/08       Stock
                        4/1/98
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                        Equal monthly vesting            HDD-Common   23,293/23,293       $7.221284      D                n/a
Option H11947           over 4 years beginning   5/1/08       Stock
                        4/1/98
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                        Equal monthly vesting            HDD-Common      834/834          $6.239189      D                n/a
Option H13337           over 4 years beginning  2/19/09       Stock
                        4/1/99
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                        Equal monthly vesting            HDD-Common    9,167/9,167        $6.239189      D                n/a
Option H14082           over 44 months          2/19/09       Stock
                        beginning 4/1/99
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                        Equal monthly vesting            HDD-Common    1,743/1,743        $5.854054      D                n/a
Option H14180           over 4 years beginning   6/4/09       Stock
                        4/1/99
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                        Equal monthly vesting            HDD-Common   25,757/25,757       $5.854054      D                n/a
Option H15906           over 4 years beginning   6/4/09       Stock
                        4/1/99
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                        Equal monthly vesting            HDD-Common   50,000/50,000       $8.000000      D                n/a
Option H17725           over 2 years beginning  1/11/10       Stock
                        1/1/00
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
Explanation of Responses:

    "Amount or Number of Shares" displays options  outstanding  against  original grant.
                                                                                     -------------------------------- --------------
**  Intentional misstatements or omissions of facts constitute Federal  Criminal     **Signature of Reporting Person       Date
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the  collection of information contained                                              Page 2
in  this  form are  not required to respond unless the form displays a currently                                     SEC 1473 (7-97)
valid OMB Number.